Exhibit 4.4

AMENDMENT NO. 2
TO
SHAREHOLDERS AGREEMENT

Reference is made to that certain Shareholders Agreement, dated as of February 6, 2009 (as amended, the “Shareholders Agreement”) by and among Essent Group Ltd., a limited liability company organized under the laws of Bermuda (the “Company”), and the Investors listed on the signature pages thereto. Capitalized terms used and not defined herein have the meanings assigned to them in the Shareholders Agreement.

The Shareholders Agreement is hereby amended as follows:

1.                                      Section 1.17 is amended to insert “, CWA Re” immediately following “Wellington”.

2.                                      Section 1 is amended to insert the following as a new Section 1.37:

“CWA Re” means Commonwealth Annuity and Life Reinsurance Company Limited, together with any Affiliates to which it Transfers Company Securities from time to time in accordance with Section 3.

3.                                      Section 3(b) is amended to insert the following immediately following the last sentence thereof:

Notwithstanding any provision of this Agreement, the Subscription Agreement or the Bye-laws to the contrary, in the event that CWA Re declines to fund its Pro Rata Share (as defined in the Subscription Agreement) of any Draw and GS declines to fund CWA Re’s full Pro Rata Share of such Draw pursuant to Section 1.4(i) of the Subscription Agreement, (1) GS shall cease to be a Major Investor for purposes of this Agreement, the Subscription Agreement, the Registration Rights Agreement and the Bye-laws, and (2) as long as GS is not a Defaulting Investor, the number of directors of the Company GS shall be entitled to designate pursuant to Section 9.1 shall be reduced to one (1). In the event that GS declines to fund its Pro Rata Share of any Draw and CWA Re funds GS’s full Pro Rata Share of such Draw and assumes GS’s unfunded Funding Amount pursuant to Section 1.4(i) of the Subscription Agreement, CWA Re shall be deemed to be a Major Investor in place of GS for all purposes of this Agreement, the Subscription Agreement, the Registration Rights Agreement and the Bye-laws, and shall be entitled to exercise all rights of GS under this Agreement, the Subscription Agreement and the Bye-laws (other than any rights that are provided to all Investors hereunder or thereunder and the provisions set forth in Section 3(a)(iv) above and Section 5.5(c) of the Bye-laws), for as long as CWA Re continues to hold Company Securities, continues to fund its Pro Rata Share (as adjusted to reflect the assumption of GS’s unfunded Funding Amount) of each Draw and is not otherwise a Defaulting Investor. Notwithstanding the foregoing, CWA Re may waive its right to be deemed to be a Major Investor and to exercise GS’s other rights until it has obtained (A) the approval of the Pennsylvania Insurance Department (the “PA Department”) for the acquisition of control of the Company by CWA Re, (B) a waiver by the PA Department from the requirement to make a filing in connection with such acquisition of control or (C) the approval or non-disapproval of the PA Department for a disclaimer of affiliation by CWA Re with respect to the Company, in each case, if CWA Re determines in its sole discretion that any such approval or non-disapproval is required.

4.                                      Section 9.1(b)(2) is deleted in its entirety and the following is inserted in its place:

(2)                                 (A) one (1) individual designated by GS (so long as it is not a Defaulting Investor) as may be designated by GS, and who shall initially be Rajiv Kamilla (the “GS Director”), (B) one (1) individual designated by CWA Re (so long as it is not a Defaulting Investor) as may be designated by CWA Re, and who shall initially be Allan Levine (the “CWA Re Director”), and (C) one (1) individual designated jointly by GS and CWA Re (so long as neither is a Defaulting Investor) as may be designated by GS and CWA Re after the date hereof (the “GS/CWA Re Joint Director,” together with the GS Director and the CWA Re Director, the “GS/CWA Re Directors” and, together with the Pine Brook Directors, the “Major Investor Directors”), provided, that GS and CWA Re shall endeavor in good faith to arrange for the GS/CWA Re Joint Director to be independent and not affiliated with either GS or CWA Re; provided further, that if GS and CWA Re fail to reach agreement on the GS/CWA Re Joint Director, the final decision with respect to the appointment of the GS/CWA Re Joint Director shall be made by GS.

5.                                      Section 9.1(e) is amended to insert “Subject to Section 9(g),” at the beginning of the first sentence thereof.

6.                                      Section 9.1(e) is amended to insert the following at the end thereof: “; provided, further, that if only one of GS or CWA Re funds its Pro Rata Share of a Draw but does not fund the other’s Pro Rata Share pursuant to Section 1.4(i) of the Subscription Agreement, the funding party shall retain its right to designate a director pursuant to Section 9.1(b)(2) but shall forfeit any rights to appoint the GS/CWA Re Joint Director and all other rights associated with being a Major Investor and the non-funding party shall forfeit any right to designate a director pursuant to Section 9.1(b)(2).”

7.                                      Section 9.1(f) is amended to insert “and subject to Section 9.1(g)” following “excluding any Defaulting Investor” in the parenthetical in the second sentence thereof.

8.                                      Section 9.1 is amended to insert the following as new subsection (g) thereof:

Notwithstanding anything to the contrary herein, (i) in the event that CWA Re declines to fund its Pro Rata Share of any Draw, if GS funds CWA Re’s full Pro Rata Share of such Draw and assumes CWA Re’s unfunded Funding Amount pursuant to Section 1.4(f) and Section 1.4(i) of the Subscription Agreement, then (so long as it is not a Defaulting Investor) GS shall have the right to designate the CWA Re Director and the GS/CWA Re Joint Director and shall assume and succeed to all of CWA Re’s rights as set forth in Section 9.1 and Section 9.2, and (ii) in the event that GS declines to fund its Pro Rata Share of any Draw, if CWA Re funds GS’s full Pro Rata Share of such Draw and assumes GS’s unfunded Funding Amount pursuant to Section 1.4(0 and Section 1.4(i) of the Subscription Agreement, then (so long as it is not a Defaulting Investor) CWA Re shall have the right to designate the GS Director and the GS/CWA Re Joint Director and shall assume and succeed to all of GS’s rights set forth in Section 9.1 and Section 9.2. Notwithstanding the foregoing, CWA Re may waive its right to designate the GS Director and the GS/CWA Re Joint Director until it has obtained (A) the approval of the PA Department for the acquisition of control of the Company, (B) a waiver by the PA Department from the requirement to make a filing in connection with such acquisition of control or (C) the approval of the PA Department for a disclaimer of affiliation by CWA Re with respect to the Company, in each ease, if CWA Re determines in its sole discretion that such approval or non-disapproval is required.

9.                                      Section 9.2 is amended to insert, in the fifth sentence thereof, (i) “the GS/CWA Re Directors” in place of “the GS Directors” and (ii) “Pine Brook and OS or CWA Re, respectively, shall be Major Investors” in place of “Pine Brook and GS, respectively, shall remain Major Investors”.

10.                               Section 9.2 is amended to insert, in the fifth sentence thereof: “(subject to Section 3(b) and Section 9.1(g))” immediately following “shall remain Major Investors”.

11.                               Section 9.2 is amended to insert, in the sixth sentence thereof, “the CWA Re Director” in place of “the GS Directors”.

12.                               Section 9.2 is amended to insert at the end of the last sentence thereof “and, in the case of actions to limit such authority of the Compensation Committee, CWA Re”.